EXHIBIT 99.1

For Immediate Release	Contact:
Elaine Grimsell Beckwith Neurogen Corp. 203-315-4615 elaine_beckwith@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
2004 FINANCIAL RESULTS

Branford, CT, March 9, 2005 — Neurogen Corporation (Nasdaq: NRGN), a small molecule drug discovery and development company, today announced financial results for the fourth quarter and year ended December 31, 2004.

Neurogen recognized a net loss for the fourth quarter of 2004 of $2.9 million, or $0.09 per share on 34.1 million shares outstanding. This compares to a net loss of $8.5 million, or $0.48 per share on 17.8 million shares outstanding, during the fourth quarter of 2003. The Company recognized a net loss for the twelve months ended December 31, 2004 of $18.6 million, or $0.63 per share on 29.7 million shares outstanding, as compared to a net loss of $31.6 million, or $1.78 per share on 17.7 million shares outstanding, for fiscal 2003.

The lower net loss for the fourth quarter and for the year was due primarily to revenue from the Company's collaboration with Merck & Co., Inc. (NYSE: MRK) for the development of VR1 antagonists for the treatment of pain and to the accelerated recognition of remaining revenue from a collaboration with Aventis for CRF-based drugs. The Aventis collaboration terminated on December 8, 2004 as a result of Aventis' combination with Sanofi-Synthelabo. The decrease in net loss per share also reflects the impact of 14.3 million shares issued in a private placement completed in April 2004.

As of December 31, 2004, Neurogen's total cash and marketable securities totaled $151.8 million as compared to $45.9 million at December 31, 2003. In January 2004, Neurogen received a total of $30 million in up-front license fees and equity investments upon closing its previously announced collaboration with Merck for the development of pain drugs. In April 2004, the Company's stockholders approved and the Company completed the sale of $100 million of newly-issued common stock in a private placement led by Warburg Pincus LLC and Baker Brothers Investments.

Dr. William H. Koster, President and CEO said, "I'm pleased with the progress we made in 2004 as Neurogen continues to build on its strategic plan. During the past year we significantly improved the balance sheet of the Company through our VR1 collaboration with Merck and our private placement led by Warburg Pincus and Baker Brothers Investments. Our strong cash position means that we can more fully exploit our highly efficient drug discovery platform and utilize Neurogen's capacity to take our own drugs further into the clinic. We are moving forward to achieve a balance of wholly-owned clinical development programs, and alliances with strong, large pharma partners, who bring additional resources and development capacity.

"We had a number of events to be excited about during 2004. We're very pleased with our Merck partnership and with the progress made in the first year of the collaboration. In May 2004, we received a preclinical milestone payment from Merck. In December 2004, we began Phase I clinical testing of our wholly owned, next-generation insomnia compound, NG2-73. Also in December, the rights to our CRF program to develop drugs for treatment of depression and other stress-related disorders were returned to Neurogen as a result of the Sanofi-Aventis merger. Neurogen now wholly owns an extensive estate of novel intellectual property and lead chemical matter in an area that has received strong interest in the industry. With these events in 2004, we believe we're well-positioned to build stockholder value in 2005 and beyond."

Operating revenue for the fourth quarter of 2004 was $5.7 million, compared to $2.3 million for the fourth quarter of 2003. For the twelve months ended December 31, 2004, operating revenue was $19.2 million compared to $6.8 million for the comparable period of 2003. The Merck collaboration, effective in January 2004, contributed $1.8 million for the fourth quarter and $10.1 million for the year in incremental revenue, as compared to the corresponding periods for 2003. Revenues from the Aventis collaboration increased by $1.6 million for the fourth quarter and $2.3 million for the year, as compared to the corresponding periods for 2003, as acceleration in the recognition of remaining license revenue offset lower research funding and milestone revenue.

Research and development expenses, excluding non-cash stock compensation charges, for the fourth quarter of 2004 decreased 17% to $7.3 million from $8.8 million in the fourth quarter of 2003. The decrease for the quarter was due primarily to the conclusion of clinical trials in the Company's C5a inflammation program during the second quarter of 2004. For the twelve month period, R&D expenses, excluding non-cash stock compensation charges, decreased to $32.1 million from $32.8 million in 2003.

General and administrative expenses, excluding non-cash stock compensation charges, for the fourth quarter of 2004 remained essentially unchanged from the prior comparable period at $1.7 million. For the twelve month period, general and administrative expenses, excluding non-cash stock compensation charges, increased 23% to $7.3 million from $5.9 million for 2003 due primarily to audit and consulting expenses related to the Company's compliance with the Sarbanes-Oxley Act of 2002, as well as higher compensation and legal expenses.

Webcast
Dr. Koster and Stephen Davis, Executive Vice President and Chief Business Officer will host a conference call and webcast to discuss today's announcements at 10:00 a.m. Eastern Standard Time (EST) on March 9, 2005. The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived on the website until December 31, 2005. A replay of the call will be available after 1:00 pm EST on March 9, 2005 and accessible through the close of business, April 11, 2005. To replay the conference call, dial 888-286-8010, or for international callers 617-801-6888, and use the pass code: 74993596.

About Neurogen Corporation
Neurogen Corporation targets small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including pain, insomnia, depression, inflammation, and obesity. Neurogen has generated a portfolio of compelling new drug candidates through its Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies to obtain additional resources and to access complementary expertise.

The information in this press release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, test ing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates, advancement of competitive products, dependence on corporate partners, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003	Twelve Months Ended December 31, 2004	Twelve Months Ended December 31, 2003

Operating revenues:
License fees	$ 3,927	$ 525	$8,890	$ 2,025
Research revenues	1,800	1,796	10,290	4,763

Total operating revenues	5,727	2,321	19,180	6,788

Operating expenses:
Research and development
Stock compensation	192	129	371	348
Other R&D	7,273	8,766	32,127	32,810

Total R&D	7,465	8,895	32,498	33,158

General and administrative
Stock compensation	172	169	627	642
Other G&A	1,727	1,770	7,269	5,897

Total G&A	1,899	1,939	7,896	6,539

Total operating expenses	9,364	10,834	40,394	39,697

Operating loss	(3,637)	(8,513)	(21,214)	(32,909)

Other income, net	737	34	2,313	986

Income tax benefit	--	--	308	347

Net loss	$(2,900)	$ (8,479)	$(18,593)	$ (31,576)

Loss per share:
Basic and diluted	$(0.09)	$ (0.48)	$(0.63)	$ (1.78)

Shares used in calculation of loss per share:
Basic and diluted	34,064	17,765	29,703	17,711

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2004	December 31, 2003

Assets

Cash and cash equivalents	$ 14,831	$ 9,391
Marketable securities	136,954	36,518

Total cash and marketable securities	151,785	45,909
Receivables from corporate partners	286	16,962
Other current assets, net	2,524	1,976

Total current assets	154,595	64,847

Net property, plant & equipment	28,908	30,145
Other long-term assets	320	377

Total assets	$ 183,823	$ 95,369

Liabilities and Stockholders' Equity

Total current liabilities	$ 10,392	$ 12,792
Total long term liabilities	22,709	29,138

Total liabilities	33,101	41,930
Total stockholders' equity	150,722	53,439

Total liabilities and stockholders' equity	$ 183,823	$ 95,369